Exhibit 10.4
EXECUTION COPY
LEASE AGREEMENT
by and between
LT FIT (AZ-MD) LLC,
a Delaware limited liability company
as LANDLORD
and
LTF REAL ESTATE COMPANY, INC.,
a Minnesota corporation,
as TENANT
Premises: Columbia, Maryland
                 Scottsdale, Arizona
Dated as of: September 26, 2008

-i-

		Page

33.	Tax Treatment; Reporting	37
34.	Right of First Offer	37
35.	State Specific Provisions	39
36.	Post-Closing Obligations	40
(i)	Estoppel Certificate by The Columbia Association, Inc., a Maryland Non-Profit Membership Corporation, regarding Deed, Agreement and Declaration of Covenants, Easements, Charges And Liens recorded in Liber 463, Folio 158, Howard County, Maryland; as amended by Agreement and Declaration of Annexation dated 12/1/04, recorded 2/22/05 in Liber 8998, Folio 239.	40
37.	Miscellaneous	41

-ii-

EXHIBITS

Exhibit “A”	- Premises
Exhibit “B”	- Machinery and Equipment
Exhibit “C”	- Schedule of Permitted Encumbrances
Exhibit “D”	- Rent Schedule
Exhibit “E”	- Termination Amounts
Exhibit “F”	- Premises Percentage Allocation of Basic Rent

-iii-

     LEASE AGREEMENT, made as of this                      day of September, 2008, between LT FIT (AZ-MD) LLC, a Delaware limited liability company (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and LTF REAL ESTATE COMPANY, INC., a Minnesota corporation (“Tenant”) with an address c/o Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.
     In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
          1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the “Leased Premises” and individually as the “Scottsdale Premises” and “Columbia Premises”, each of which premises shall include the following item (a) and the following items (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto: (a) the real property described in Exhibit “A” hereto, together with the Appurtenances (collectively, the “Land”); (b) the buildings containing approximately 220,338 square feet in the aggregate, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Equipment”).
          2. Certain Definitions.
               “Additional Rent” shall mean Additional Rent as defined in Paragraph 7.
               “Adjoining Property” shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises that Landlord is obligated by contract or applicable Law to maintain and/or repair.
               “Affected Premises” shall mean the Affected Premises as defined in Paragraph 18.
               “Affiliate” of any Person shall mean any Person which shall (i) control, (ii) be under the control of, or (iii) be under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person.
               “Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.
               “Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.
               “Asset Transfer” shall mean Asset Transfer as defined in Paragraph 21(j).

               “Assignment” shall mean any first lien assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.
               “Basic Rent” shall mean Basic Rent as defined in Paragraph 6.
               “Basic Rent Payment Date” shall mean Basic Rent Payment Date as defined in Paragraph 6.
               “Casualty” shall mean any loss of or damage to or destruction of or which affects the Leased Premises or Adjoining Property.
               “Commencement Date” shall mean Commencement Date as defined in Paragraph 5.
               “Condemnation” shall mean a Taking.
               “Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.
               “Costs” of a Person or associated with a specified transaction shall mean all reasonable out-of-pocket costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses.
               “Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).
               “Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises (other than any Mortgage, Assignment or other document or agreement relating to a Loan).
               “Environmental Law” shall mean (a) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials

Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.
               “Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within any Related Premises, or from any Related Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within any Related Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding on or about any Related Premises of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.
               “Equipment” shall mean the Equipment as defined in Paragraph 1, but specifically excluding Tenant’s Property.
               “Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).
               “Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.
               “Guarantor” shall mean Life Time Fitness, Inc., a Minnesota corporation.
               “Guaranty” shall mean the Guaranty and Suretyship Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant’s obligations under the Lease.
               “Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (a) procures, generates or creates any Hazardous Substance on or about any Related Premises; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance from any Related Premises into the environment (including the air, ground water, watercourses or water systems), (c) involves the containment or storage of any Hazardous Substance on or about any Related Premises; or (d) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.
               “Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.
               “Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos),

chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety and regulated under applicable Environmental Law or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, microbial matter (including but not limited to mold, mildew and other fungi or bacterial matter which reproduces through the release of spores or the splitting of cells), urea formaldehyde foam insulation, lead and polychlorinated biphenyls.
               “Impositions” shall mean the Impositions as defined in Paragraph 9(a).
               “Improvements” shall mean the Improvements as defined in Paragraph 1.
               “Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.
               “Initial Term” shall mean Initial Term as defined in Paragraph 5(a).
               “Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.
               “Land” shall mean the Land as defined in Paragraph 1.
               “Law” shall mean any applicable constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
               “Lease” shall mean this Lease Agreement.
               “Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.
               “Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.
               “Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all Easement Agreements which may be applicable to Tenant or to any of the Leased Premises or any Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or any Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or any Related Premises or requires Tenant to carry insurance other than as required by this Lease.
               “Lender” shall mean any Person (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

               “Loan” shall mean any first lien mortgage loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.
               “Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.
               “Moody’s” shall mean Moody’s Investor Services, Inc.
               “Mortgage” shall mean any first lien mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
               “Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i) (except with respect to Tenant’s Property), (ii) (to the extent payable to Landlord or Lender), (iv) (except with respect to Tenant’s Property), (v) (to the extent of the Rent payable to or for the benefit of Landlord under this Lease) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.
               “Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
               “Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.
               “Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.
               “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment or any other document or agreement relating to a Loan, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).
               “Person” shall mean an individual, partnership, association, corporation or other entity.
               “Premises Percentage Allocation” shall mean the percentage allocated to each Related Premises in Exhibit “F” to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit “F”.
               “Prepayment Premium” shall mean any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may take the form of either: (i) a customary and commercially reasonable “make whole” or yield maintenance clause requiring a prepayment premium for loans from similar types of lenders to Lender or (ii) a customary and commercially reasonable defeasance payment for loans from similar types of lenders to Lender (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance (plus reasonable Costs of Landlord and Lender) or (iii) “breakage costs” or (iv) any combination of clauses (i), (ii) and (iii) above.
               “Present Value” of any amount shall mean such amount discounted by a rate of eight (8%) per annum.
               “Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
               “Related Premises” shall mean any one of the Scottsdale Premises, and Columbia Premises.
               “Remaining Premises” shall mean the Related Premises which are not Affected Premises under Paragraph 18.
               “Renewal Term” shall mean Renewal Term as defined in Paragraph 5.
               “Rent” shall mean, collectively, Basic Rent and Additional Rent.
               “S&P” shall mean Standard and Poor’s Corporation.
               “Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).
               “State” shall mean the State of Maryland.
               “Subsidiary(ies)” of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
               “Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.
               “Taking” shall mean any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

               “Tenant Group” shall mean Guarantor and its Subsidiaries if and for so long as each such Person shall be part of the group for the purpose of reporting financial positions and results on a consolidated basis.
               “Tenant’s Property” shall mean Tenant’s Property as defined in Paragraph 29.
               “Term” shall mean the Term as defined in Paragraph 5.
               “Termination Amount” shall mean (i) with respect to a Condemnation the applicable amount set forth in Exhibit “E” and (ii) with respect to a Casualty the applicable amount set forth in Exhibit “E” plus any Prepayment Premium which Landlord will be required to pay in prepaying or defeasing in whole or in part, as applicable, any Loan with proceeds of the Termination Amount.
               “Termination Date” shall mean the Termination Date as defined in Paragraph 18.
               “Termination Event” shall mean a Termination Event as defined in Paragraph 18.
               “Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).
               “Third Party Purchaser” shall mean the Third Party Purchaser as defined in Paragraph 21 (h).
               “Warranties” shall mean Warranties as defined in Paragraph 3(e).
               “Work” shall mean Work as defined in Paragraph 13(b).
          3. Title and Condition; Single Lease Transaction.
               (a) The Leased Premises are demised and let subject to (i) subject to Paragraph 32 the Mortgage and Assignment in effect as of the Commencement Date, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the state of title of any of the Leased Premises as of the Commencement Date, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.
               (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO AS OF THE COMMENCEMENT DATE,

(v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.
               (c) Tenant represents to Landlord that Tenant has examined the title to and condition of the Leased Premises as of the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein.
               (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires any of the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to such Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence of an Event of Default.
               (e) LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO ALL PARCELS OF LAND AND IMPROVEMENTS (WHEREVER LOCATED) THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.
               (f) TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE EXPRESSLY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 18 HEREOF OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO ALL PARCELS OF LAND AND IMPROVEMENTS AND EQUIPMENT INCLUDED IN EACH AND ALL OF THE RELATED PREMISES

(WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT, ON BEHALF OF ITSELF AND ANY SUCH TRUSTEE OR LEGAL REPRESENTATIVE, HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE ALLOCATIONS OF ACQUISITION COST AND PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT “E” AND EXHIBIT “F” HEREOF ARE INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT AND LEASE TERMINATION UNDER CERTAIN CIRCUMSTANCES THAT ARE BEYOND THE REASONABLE CONTROL OF THE PARTIES HERETO AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(f) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.
          4. Use of Leased Premises; Quiet Enjoyment.
               (a) Tenant may occupy and use the Leased Premises for any commercial purpose (except for any noxious or manufacturing use) and for any ancillary uses incidental thereto and for no other purpose without the prior written consent of Landlord. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.
               (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord or any Person claiming by, through, or under Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises during normal business hours, upon not less than twenty-four (24) hours’ prior written notice to Tenant (except in the case of any emergency, in which event only such notice as shall be reasonable under the circumstances shall be required), and in a manner which does not unreasonably interfere with Tenant’s business or operations, for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.
          5. Term.
               (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the “Initial Term”) (such Initial Term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on the date hereof (the “Commencement Date”) and ending at 11:59 P.M. at each Related Premises on October 31, 2028.

               (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (10th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a “Renewal Date”), the Term shall be deemed to have been automatically extended for an additional period of five (5) years (each such extension, a “Renewal Term”), unless Tenant shall notify Landlord in writing at least eighteen (18) months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that, in the case of the fourth Renewal Term, Tenant shall not have the right to any additional Renewal Terms).
               (c) If Tenant exercises its option pursuant to Paragraph 5(b) not to have the Term automatically extended, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to show any of the Leased Premises to prospective purchasers or tenants or their agents during normal business hours upon not less than twenty-four (24) hors’ written notice to Tenant and in a manner which does not unreasonably interfere with Tenant’s business or operations.
          6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”), payable quarterly in advance for the next three (3) calendar months and, commencing on the twenty-fifth (25th) day of October, 2008, and thereafter on the same day of each January, April, July and October during the Term which shall be payable as set forth in said Exhibit “D”. The date that each payment of Basic Rent is due is hereinafter referred to as a “Basic Rent Payment Date”. Each such payment of Basic Rent shall be made in Federal Funds on each Basic Rent Payment Date to Landlord and/or to such one or more other Persons, pursuant to wire transfer instructions delivered to Tenant from time to time at such addresses and in such proportions as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof).
          7. Additional Rent.
               (a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):
                    (i) except as otherwise specifically provided herein, all costs and expenses of Tenant and Landlord which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease in connection with an Event of Default, (D) any amendment to or modification or termination of this Lease made at the request of Tenant, (E) Costs of Landlord’s counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant in connection with an Event of Default or the review and monitoring of compliance by Tenant with the terms of this Lease in connection with an Event of Default, including compliance with [Post Closing Obligations and] applicable Law, (F) all costs and fees associated with the wire transfers of Rent payments, and (G) any other items specifically required to be paid by Tenant under this Lease;

                    (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to four percent (4%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days’ following notice thereof from Landlord to Tenant that such installment is due and payable. Tenant acknowledges that the damages to and costs incurred by Landlord resulting from Tenant’s late payment of Basic Rent would be difficult, if not impossible, to ascertain with any accuracy, and that the four percent (4%) charge represents Landlord and Tenant’s efforts to approximate such potential damages and costs;
                    (iii) a sum equal to any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, any default interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel, which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and
                    (iv) interest at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, and (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant pursuant to this Lease, from the date of payment thereof by Landlord;
                    (v) five thousand dollars ($5,000) per month for each month that Tenant is late in the delivery of the annual and quarterly financial statements that are required to be delivered pursuant to Paragraph 28(b).
               (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within thirty (30) days after Landlord’s demand for payment thereof.
               (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.
          8. Net Lease: Non-Terminability.
               (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”), except as otherwise provided in this Lease.
               (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen, except as otherwise provided in this Lease.
               (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of

Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).
               (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.
          9. Payment of Impositions.
               (a) Subject to Paragraph 9(b) below, Tenant shall, before interest or penalties are due thereon, pay directly to the applicable governmental authority, all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges payable pursuant to any Easement Agreement, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments. Tenant shall be liable only for Impositions or installments thereof which become due and payable during the Term. Tenant shall be responsible to obtain all bills for the payment of Impositions and shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of any other Impositions within ten (10) days after Landlord’s request therefor.
               (b) If Landlord is required by a Lender, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) quarterly or as required by such Lender (but not more often than quarterly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean: (i) real estate taxes and assessments due and payable during the Term on or with respect to the Leased Premises or payments in lieu thereof, and premiums on any insurance required by this Lease; and (ii) any reserves for capital improvements, deferred maintenance, repair and/or tenant improvements and leasing commissions required by any Lender following the occurrence of an Event of Default. Landlord shall reasonably determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each

Escrow Payment. Escrow Charges for real estate taxes and assessments and insurance premiums may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Escrow Charges listed in Paragraph 9(b)(ii) above shall be held in a separate interest bearing money market or similar account and all interest thereon shall become part of and applied to Escrow Payments. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by Law but in no event later than when same are due and payable. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord. At the expiration or earlier termination of this Lease, all Escrow Payments not applied as provided in this Paragraph 9(b) shall be promptly refunded to Tenant, provided there is not then an uncured Event of Default existing under this Lease.
          10. Compliance with Laws and Easement Agreements; Environmental Matters.
               (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly undertake any reasonable and appropriate response action to correct any existing Environmental Violation, however immaterial, and (iii) without the prior written consent of Landlord and Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Tenant, Landlord and Lender and no other Person shall have the right to rely on any such reports.
               (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Neither Landlord nor Tenant will alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of the other party.
               (c) Upon not less than five (5) days’ prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s business or operations and perform, as agents of Tenant, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site

Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord; provided, however, in the case of a Site Assessment being performed as a result of an event enumerated in (ii), (iv) or (v) above, Tenant shall bear the cost of such Site Assessment.
               (d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $500,000, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.
               (e) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.
               (f) Tenant shall notify Landlord within ten (10) days after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord within ten (10) days after receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.
               (g) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).
          11. Liens; Recording.
               (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or, to the extent caused by Tenant, on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment or any other document or agreement executed in connection with any Loan, the Permitted Encumbrances and any mortgage, lien, encumbrance or other matter created by or resulting from any act or omission of Landlord or any Person claiming by, through or under Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES REQUIRED UNDER APPLICABLE LAW ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.
               (b) Landlord and Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

          12. Maintenance and Repair.
               (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.
               (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any Related Premises or (ii) violate the provisions of any Easement Agreement, Tenant shall, within a reasonable time after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.
          13. Alterations and Improvements.
               (a) Tenant shall have the right, without having obtained the prior written consent of Landlord or Lender and provided that no Event of Default then exists, (i) to make any and all non-structural Alterations or a series of related non-structural Alterations to any Related Premises that are decorative in nature and consistent with Tenant’s normal business practice of upgrading the “look and feel” of other real properties owned or operated by it (collectively, the “Decorative Alterations”), (ii) to make non-structural Alterations or a series of related non-structural Alterations (other than Decorative Alterations) that, as to any such Alterations or series of related Alterations, do not cost in excess of $500,000 with respect to any Related Premises, and (iii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $500,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations (other than Decorative Alterations), series of related non-structural Alterations (other than Decorative Alterations), Equipment or accessions thereto is in excess of $500,000 or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for Decorative Alterations, those Alterations required by Law or for which Landlord has agreed in writing, or is deemed to have approved pursuant to the following sentence, that removal will not be required. If Tenant desires not to remove any Alterations at the expiration of the Term, Tenant shall provide to Landlord written notice specifying the Alterations for which it is requesting agreement that removal will not be required (which notice may be given by Tenant at any time during the Term (including, without limitation, at the time Tenant seeks any required approval from Landlord pursuant to this Paragraph 13)). If Landlord does not disapprove such request by Tenant within fifteen (15) days of receipt of such notice, such approval shall be deemed given. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be required to remove any Decorative Alterations.
               (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of any Related Premises.
          14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13, (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b), or (d) comply with any Law or Easement Agreement with respect to the Leased Premises (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any criminal liability.
          15. Indemnification.
               (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, except to the extent arising in connection with the gross negligence or willful misconduct of Landlord or any Person described in Paragraph 30, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, except to the extent arising in connection with the gross negligence or willful misconduct of Landlord or any Person described in Paragraph 30, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to, or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.
               (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.
               (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to matters that existed, arose or occurred prior to such termination, expiration or rejection.
          16. Insurance.
               (a) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:

                    (i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, and including customarily excluded perils of hail, windstorm, flood coverage for any Related Premises located in a designated flood plain under applicable Law, earthquake coverage for any Related Premises located in a designated earthquake zone under applicable Law and, to the extent required by Lender (X) terrorism, in amounts not less than the actual replacement cost of the Improvements and Equipment and (Y) mold insurance for which a sub-limit may apply; provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements in addition to “Law and Ordinance” coverage for which a sub-limit may apply. Such policies and endorsements shall contain deductibles not more than $50,000 per occurrence, except that with respect to the flood coverage the deductible may not exceed $250,000.00.
                    (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate, with no self-insured retention or deductible, on a claims occurrence basis.
                    (iii) Workers’ compensation insurance in the amount required by applicable Law and employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises.
                    (iv) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). Either such Boiler and Machinery policy or the Special Causes of Loss policy required in clause (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption, and not less than $100,000 per incident for Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $50,000.
                    (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss, including an extended period of indemnity which provides that after the physical loss to the Improvements and Equipment has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Related Premises is repaired or replaced and operations are resumed, whichever first occurs. Such insurance shall name Landlord as loss payee (but only with respect to Rent payable to or for the benefit of the Landlord under this Lease), and Tenant shall receive a dollar-for-dollar credit against Rent due hereunder for any amounts received by Landlord under any such policy.
                    (vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.
                    (vii) Such other insurance (or other or different terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, insurer rating, form of mortgagee clause) on or in connection with any Related Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the applicable Related Premises or in connection with loans similar to the Loan.
               (b) The insurance required by Paragraph 16(a) shall be written by companies having a Best’s rating of A:X or above and a claims paying ability rating of A or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord and Lender as loss payee as its interest may appear and Lender as mortgagee. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee as its interest may appear.
               (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after at least thirty (30) days’ prior written notice to Landlord and Lender.
               (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if required by Lender, original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 28 (or its equivalent).
               (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord upon Landlord’s request.

               (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.
               (g) Each policy (other than worker’s compensation coverage) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.
               (h) The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:
                    (i) proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds; and
                    (ii) proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18.
          17. Casualty and Condemnation.
               (a) If any Casualty occurs to any Related Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of Five Hundred Thousand Dollars ($500,000), Tenant shall give Landlord and Lender immediate notice thereof. So long as (i) no Event of Default exists and (ii) Tenant has not given a Termination Notice to Landlord, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim which is reasonably estimated by Landlord to result in proceeds in excess of $500,000, shall be subject to the reasonable prior written approval of Landlord, and, with respect thereto, Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If any final adjustment, settlement or compromise of any such claim is reasonably estimated by Landlord to result in proceeds of less than or equal to $500,000 and so long as no Event of Default exists and Tenant has not given a Termination Notice to Landlord, then such adjustment, settlement or compromise shall not require the approval of Landlord. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

               (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s Property, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the applicable Related Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.
               (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue with respect to the Leased Premises, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease, together with such Alterations as shall be permitted or approved pursuant to Paragraph 13). So long as no Event of Default exists, any Net Award paid to or on behalf of Landlord under Paragraph 16(a)(i), (iv) or (vi) which is up to and including $500,000 shall be paid by Landlord to Tenant and Tenant shall restore the applicable Related Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award paid to or on behalf of Landlord under Paragraph 16(a)(i), (iv) or (vi) which is in excess of $500,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.
          18. Termination Events.
               (a) If either (i) all of any Related Premises shall be taken by a Taking, or (ii) any substantial portion of any Related Premises shall be taken by a Taking and Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, or (iii) all or any substantial portion of any Related Premises shall be totally or substantially damaged or destroyed by a Casualty, Tenant does not elect to treat such Casualty as a Partial Casualty and to restore the applicable Related Premises in accordance with Paragraph 17(c) above and Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises (any one or all of the Related Premises described in the above clauses (i), (ii) and (iii) above being hereinafter referred to as the “Affected Premises” and each of the events described in the above clauses (i), (ii) and (iii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within thirty

(30) days after Tenant receives a Condemnation Notice, and (y) in the case of (ii) and (iii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease as to the Affected Premises (a “Termination Notice”). If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Affected Premises in accordance with Paragraphs 17 and 19.
               (b) A Termination Notice shall contain:
                    (i) in the event of a Termination Notice pursuant to an event described in Paragraphs 18(a)(i) or (ii) above (a “Condemnation Termination Notice”), (A) notice of Tenant’s intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least thirty (30) days after delivery of the Condemnation Termination Notice (the “Termination Date”), and (B) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein; and
                    (ii) in the event of a Termination Notice pursuant to an event described in Paragraph 18(a)(iii) above (a “Casualty Termination Notice”), (A) notice of Tenant’s intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least thirty (30) days after delivery of the Casualty Termination Notice (also, a “Termination Date”), (B) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount, and (C) the certification and covenants described in Paragraph 18(a)(iii).
               (c) If (x) Landlord shall reject such offer by Tenant to pay to Landlord the Termination Amount as to the Affected Premises pursuant to a Casualty Termination Notice above by written notice to Tenant (a “Rejection”), which Rejection shall contain the written consent of Lender to Landlord’s rejection of Tenant’s offer to pay the Termination Amount, not later than thirty (30) days after Landlord’s receipt of the Casualty Termination Notice, or (y) Tenant delivers a Condemnation Termination Notice, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided, that if Tenant has not satisfied all Monetary Obligations which have arisen as to the Affected Premises (collectively, “Remaining Obligations”) on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises, and (iii) the Net Award shall be retained by Landlord.
               (d) Unless Tenant shall have received a Rejection (as consented to by Lender as aforesaid) not later than the thirtieth (30th) day following Landlord’s receipt of the Casualty Termination Notice, Landlord shall be conclusively deemed to have accepted such offer from Tenant to pay the Termination Amount. If such offer from Tenant to pay the Termination Amount is accepted or deemed accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20.
               (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by the percentage set forth on Exhibit “F” for the Remaining Premises.
          19. Restoration.
               (a) If any Net Award is in excess of $500,000, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:
                    (i) prior to commencement of restoration, the architects, contracts, contractors, plans and specifications and a budget for the restoration which shall have been approved by Landlord and which may, at Tenant’s option, provide for Alterations and other upgrades to the Leased Premises, a so-called “cost savings” provision in favor of Tenant (which shall remain for Tenant’s sole benefit), an overhead cost allocation, and/or supervision and/or development fees to Tenant or any affiliate of Tenant;
                    (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged or uncontested in accordance with Paragraph 14;
                    (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) partial waivers of liens, (C) contractors’ sworn statements as to completed Work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other reasonable and customary evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;
                    (iv) each request for disbursement shall be accompanied by a certificate of an officer of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease;
                    (v) any construction contract or agreement in connection with the restoration shall provide for a 10% retainage until the Work to be performed under such contract or agreement shall have been satisfactorily completed;
                    (vi) If the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and
                    (vii) such other reasonable and customary conditions as Landlord or Lender may impose.
               (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.
               (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender; provided, however, Landlord acknowledges and agrees that it is the intention of the parties that, subject to the other provisions of this Paragraph 19, the full amount of the Restoration Fund shall be made available to Tenant for the performance of the work contemplated under Paragraph 17(c).
          20. Procedures Upon Purchase.
               (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, only to the Permitted Encumbrances and to all other exceptions and restrictions on, against or relating to any of the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any mortgage or assignment of leases and rents and any other liens, exceptions and restrictions on, against or relating to the applicable Related Premises which have been created by or resulted from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the applicable Related Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.
               (b) Upon the date fixed for any such purchase of any Related Premises pursuant to Paragraph 18 (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Termination Amount therefor specified herein, in Federal Funds, less a credit for any Net Award received and retained by Landlord or a Lender, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord or Lender, not credited to Tenant against the Termination Amount; provided, that if any accrued Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord’s reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord’s reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the accrued Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such accrued Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.
               (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then Rent shall continue to be due and payable until completion of such purchase.

               (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Termination Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.
          21. Assignment and Subletting: Prohibition against Leasehold Financing.
               (a) Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not (i) assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person other than to a Person which is and continues throughout the Term to be a direct or indirect wholly-owned Subsidiary of Tenant or Guarantor or which is a Credit Entity, or (ii) sublet any of the Leased Premises at any time to any other Person other than to an Affiliate of Tenant or Guarantor (but only so long as such Person remains such an Affiliate) or to a Credit Entity, without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in accordance with the provisions of Paragraphs 21(b) or 21(c) below, as applicable, and subject, in each case, to the provisions of Paragraphs 21(j) and 21(k) below. Any purported sublease or assignment in violation of this Paragraph 21 including an Affiliate transaction in violation of the provisions of Paragraphs 21(j) or 21(k) below shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person at any time that an Event of Default shall exist. As used herein, a “Credit Entity” shall mean any Person that immediately following such assignment or subletting and having given effect thereto will have a publicly traded unsecured senior debt rating of “Baa3” or better from Moody’s or a rating of “BBB-” or better from S&P and is not on “Negative Credit Watch” by S&P or Moody’s (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.
               (b) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) that is not a wholly-owned subsidiary of Tenant or Guarantor or a Credit Entity or (each a “Non-Preapproved Assignment”) then Tenant shall, not less than ninety (90) days prior to the date on which it desires to make a Non-Preapproved Assignment, submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee applying prudent business judgment no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant by the expiration of such thirty (30) day period, such non-Preapproved Assignee shall be deemed disapproved.
               (c) Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, but without the necessity of Landlord’s or Lender’s consent, to enter into (i) one or more subleases or licenses with any Affiliate of Tenant or Guarantor or Credit Entity and (ii) one or more subleases or licenses with any third parties that demise, in the aggregate, up to, but not to exceed thirty-three percent (33%) of the gross leasable area of the Improvements at any Related

Premises, with no consent or approval of Landlord being required or necessary (each, a “Preapproved Sublet”). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist for more than thirty-three percent (33%) of the gross leasable area of the Improvements at any Related Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. In addition to the foregoing, Landlord and Tenant acknowledge that, contemporaneously with the execution of this Lease, Tenant has entered into separate sublease agreements with LTF Club Operations Company, Inc., a Minnesota corporation and Affiliate of Tenant, with regard to each of the Related Premises, copies of which subleases have been provided to and approved by Landlord.
               (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide any certification reasonably required by Landlord related to the USA Patriot Act. Each sublease of any of the Leased Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraph 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder (or of the Guarantor under the Guaranty), and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made, except that, if Tenant assigns this Lease to a Person that, immediately following such assignment (including, without limitation, as contemplated by Paragraphs 21(j) or 21(k) below) and after having given effect thereto, is a Release Credit Entity, then the transferor Tenant shall be released from all liabilities and obligations under this Lease with respect to matters that first arose, occurred or accrued after the date of such assignment. No assignment or sublease shall impose any additional obligations on Landlord under this Lease. For purposes of this Paragraph 21(d), “Release Credit Entity” shall mean any Person that immediately following such assignment (other than an assignment, whether voluntary or involuntary, by operation of law, including, without limitation, a consolidation or merger) and having given effect thereto shall have a publicly traded unsecured senior debt rating of “Baa1” or better from Moody’s or a rating of “BBB+” or better from S&P and is not on “Negative Credit Watch” by S&P or Moody’s (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.
               (e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any Preapproved Assignment or any Preapproved Sublet, at least thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease for a Preapproved Assignment or Preapproved Sublet.

               (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time and upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same; provided, further, however, that Landlord’s right to revoke said license and to collect such rents and sums of money and to retain the same shall only be applicable with regard to any Preapproved Sublet pursuant to Paragraph 21(c)(ii) while there’s an uncured Event of Default. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not accept any rents more than one (1) month in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.
               (g) Notwithstanding anything to the contrary contained in Paragraphs 21 (j) or (k) below, Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.
               (h) Notwithstanding any provision in this Paragraph 21 or elsewhere in this Lease to the contrary, including any right or option Tenant may have to assign this Lease or sublease all or any portion of the Leased Premises without Landlord’s consent, Tenant shall, upon the request of Landlord, provide and cause such assignee or sublessee to provide, such information (including, without limitation, any certification) as to any proposed assignee or sublessee and its principals as may be required for Landlord and Tenant to comply with regulations administered by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business (including persons or entities who have violated the U.S. Foreign Corrupt Practices Act 15 U.S.C. §§78dd-1, 78dd-2 and 78dd-3)
               (i) Subject to the provisions of Paragraph 35 hereof (Tenant’s right of first offer), Landlord may sell or transfer subject to this Lease the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
               (j) Tenant shall not, in a single transaction or series of related transactions (including any interim merger or consolidation), enter into an agreement to sell or convey, transfer, abandon or lease or sell or convey, transfer or lease all or substantially all of its assets (an “Asset Transfer”) to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that, Tenant shall have the right to conduct an Asset Transfer to a Person without Landlord’s consent if the following conditions are met: (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity, (B) is a wholly owned

Subsidiary of Tenant or Guarantor (but only for so long as such Person shall remain a wholly owned Subsidiary of Tenant or Guarantor), or (C) is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) of this Lease; and (ii) this Lease is assigned to and assumed by such Person as a part of such Asset Transfer. In the event of an Asset Transfer to a wholly-owned Subsidiary of Tenant or Guarantor, any subsequent sale of the assets of the original Tenant named herein by such wholly-owned Subsidiary of Tenant or Guarantor shall be governed by the requirements of this subparagraph (j) irrespective of whether or not such sale would be considered a sale of all or substantially all of the assets of the wholly-owned Subsidiary of Tenant or Guarantor; further provided, however, neither the granting by Tenant or Guarantor or any Subsidiary of either thereof of any mortgage, pledge, collateral assignment or encumbrance with respect to any or all of its assets for the purposes of obtaining, modifying or refinancing a senior loan facility (including, without limitation, Guarantor’s current senior loan facility with U. S. Bank National Association ), nor the foreclosure, exercise or other realization on any such mortgage, pledge, assignment or encumbrance, shall be or be deemed to be an assignment or an Asset Transfer for purposes of this Section 21(j) or the other provisions of this Lease.
               (k) At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) pursuant to a single transaction or series of related transactions (i) acquire, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant (“Control”) or (ii) obtain, directly or indirectly, the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person), unless the purchaser of such Control or Person who acquires such voting power shall: (A) after taking into account the transaction that resulted in the acquisition of such Control or voting power, be a Credit Entity and such Person shall enter into a guaranty satisfactory to Landlord pursuant to which it guarantees the payment and performance of the obligations of Tenant under this Lease, or (B) be approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) above. Except as permitted in this Paragraph 21(k) above, any such change of Control or voting power (by operation of law, merger, consolidation or otherwise) shall be deemed as an assignment of this Lease to a Non-Preapproved Assignee and the approval of Landlord and Lender shall be required as set forth in Paragraph 21(b) above and any consummation of such assignment absent such approval shall be in violation of this Lease; provided, however, that a deemed assignment pursuant to the transfer of the outstanding capital stock of Tenant, Guarantor or any Subsidiary of either thereof shall not be deemed to include the sale of such stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange, other than by those deemed to be a “control-person” within the meaning of the Securities Exchange Act of 1934; further provided, however, neither the granting by Tenant or Guarantor or any Subsidiary of either thereof of any mortgage, pledge, collateral assignment or encumbrance with respect to any or all of its assets for the purposes of obtaining, modifying or refinancing a senior loan facility (including, without limitation, Guarantor’s current senior loan facility with U. S. Bank National Association ), nor the foreclosure, exercise or other realization on any such mortgage, pledge, assignment or encumbrance, shall be or be deemed to be an assignment or change in Control for purposes of this Section 21(k) or the other provisions of this Lease.
          22. Events of Default.
               (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

                    (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;
                    (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);
                    (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;
                    (iv) a default beyond any applicable notice and cure period by (A) Tenant in its capacity as lessee under the terms of that certain Lease Agreement, dated as of July 26, 2006, with Well-PROP (MULTI) LLC, a Delaware limited liability company, as landlord (the “2006 Lease”), or (B) LIFE TIME FITNESS INC., a Minnesota corporation (“LTF”), under the terms of that certain Lease Agreement, dated as of September 30, 2003, between LTF, as tenant, and LT FITNESS (DE) QRS 15-53, INC., a Delaware corporation, as landlord (the “2003 Lease” and, together with the 2006 Lease, collectively, the “Existing Leases”), in either case, other than any such default under Paragraph 22 (a)(iv) of each of the Existing Leases;
                    (v) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;
                    (vi) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;
                    (vii) any Related Premises shall have been (A) vacated in its entirety (i.e., neither Tenant nor any sublessee or licensee shall be in possession of any portion thereof), provided that Tenant shall have the right to vacate either one or both of the Related Premises for up to six (6) months and, so long as Tenant has retained a third party broker and during such initial six (6) month period Tenant has diligently attempted to sublet such Related Premises, for an additional six (6) months, or (B) abandoned;
                    (viii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
                    (ix) the estate or interest of Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;
                    (x) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                    (xi) Tenant shall violate the provisions of Paragraph 21 (j) or (k), or otherwise cause or permit an assignment or sublease in violation of Paragraph 21 hereof;
                    (xii) a Non-Preapproved Assignment shall occur and Tenant shall have failed to comply with the provisions of Paragraph 21(b), if applicable;
                    (xiii) Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;
                    (xiv) an Event of Default (as defined in the Guaranty) beyond any applicable cure period shall occur under the Guaranty, or
                    (xv) Tenant shall enter into an Asset Transfer or change of Control in violation of Paragraph 21.
               (b) No notice or cure period shall be required in any one or more of the following events: the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) or (xv) of Paragraph 22(a). If the default consists of the failure to comply with any insurance required by Paragraph 16, then the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of the failure to pay Basic Rent, then applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of the failure to pay any Monetary Obligation except Basic Rent, then the applicable cure period shall be ten (10) days from the date on which notice is given but Landlord shall not be obligated to give notice of, or allow any cure period for, the same default more than one (1) time in any Lease Year. If the default consists of a default under clauses (ii) or (iii) (but with respect to (iii), if and only if same is reasonably susceptible of being cured) of Paragraph 22(a), other than the events specified in clause (B) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured..
          23. Remedies and Damages Upon Default.
               (a) If an Event of Default shall have occurred and is continuing beyond the expiration of any applicable notice and/or cure period, then Landlord shall have the right, at its sole option, then or at any time thereafter upon not less than three (3) days prior written notice to Tenant, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23 and subject in all events to any conditions and limitations (including any additional notice requirements) of applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.
                    (i) Landlord may terminate this Lease by giving Tenant written notice thereof; such termination to be effective as of the date specified in such notice unless a longer notice period is prescribed by applicable Law (in which event, such longer period shall deemed set forth in such notice and shall control). Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate and Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with and in the condition required by Paragraph 26 hereof . If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure.
                    (ii) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease.
                    (iii) Upon or at any time after taking possession of any of the Leased Premises pursuant to Paragraph 23(a)(i) or 23(a)(ii), Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) and 23(b)(ii).
                    (iv) After repossession of any of the Leased Premises pursuant to clause (i) or (ii) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such termination of Tenant’s right of possession of the Leased Premises, Landlord may at any time thereafter elect to terminate this Lease and in such event Landlord shall have the right and remedies specified in Paragraph 23 (a) (iii).
               (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i), (ii) and (iii):
                    (i) If Landlord exercises its remedy under Paragraphs 23(a)(i) or (ii) but not its remedy under Paragraph 23(a)(iv) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent allocated for each Related Premises based on Exhibit “F” from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of each Related Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.
                    (ii) If Landlord exercises its remedy or remedies under Paragraphs 23(a)(i), (ii), (iii) or (iv), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(iv), after deducting from such proceeds all of Landlord’s Costs

(including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.
                    (iii) Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.
               (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.
               (d) Notwithstanding anything to the contrary contained herein, Landlord shall use reasonable efforts to mitigate any damages hereunder following any termination of this Lease or any termination of Tenant’s possession of the Premises and Landlord shall be deemed to have acted reasonably if Landlord has, within a reasonable time after such termination, retained a third party broker to relet the Leased Premises on such terms as shall be recommended by such third party broker. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.
               (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.
               (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY.
               (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose
               (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.
               (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.
               (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.
          24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices sent to Tenant shall be to the attention of Tenant’s General Counsel. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York, 10022, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.
          25. Estoppel Certificate. At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by a court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation. In no event shall any person signing a Certificate be personally liable hereunder.
          26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, as is applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, as applicable, was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear and damage from any Casualty or Condemnation excepted; provided, however, that with respect to any Casualty Tenant has paid to Landlord the deductible under Paragraph 16(a)(i) or, if applicable, Landlord has received the Termination Amount. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, as applicable, Tenant’s Property and Alterations required to be removed pursuant to Paragraph 13 hereof, and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, as applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26. Notwithstanding anything to the contrary in this Lease, Tenant shall be under no obligation to patch, repair or replace finish work, such as wallcoverings, paint and carpeting, or to patch, repair or cover holes in the walls or floor left by the removal of any Alteration or Tenant’s property to the extent such removal was performed in a reasonable or normal manner.
          27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
          28. Books and Records.
               (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys to visit and inspect the Leased Premises and examine (and make copies of) at Tenant’s main offices the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord, upon not less than ten (10) days’ prior notice to Tenant. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide within ten (10) days’ the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.
               (b) If at any time during the Term, Guarantor ceases to be a publicly traded company and/or its financial reports and statements (i.e. 10-K and 10-Q reports) are no longer available to Landlord via Edgar or other online reporting sources without material cost to Landlord, then, for so long as Tenant is a direct or indirect wholly-owned subsidiary of Guarantor, Tenant shall deliver to Landlord and to Lender (i) within one hundred twenty (120) days of the close of each fiscal year of Guarantor, annual audited financial statements of the Tenant Group certified by a nationally recognized firm of independent certified public accountants, and (ii) within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of the Tenant Group, certified by the Guarantor’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other similar Law. If, at any time during the Term Tenant is not a direct or indirect wholly-owned subsidiary of Guarantor, Tenant shall deliver to Landlord and to Lender (ii) within one hundred twenty (120) days of the close of each fiscal year of Tenant annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants and (ii) within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and

Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other similar Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit; provided that no such affidavit shall be a personal obligation or, or create any liability to, the affiant.
          29. Tenant’s Property.
               (a) The following property (collectively, “Tenant’s Property”), whether or not located in or on the Leased Premises, does not constitute a portion of the Leased Premises and shall at all times during and after the Term be the property of Tenant:
                    (i) All items of personal property, equipment and trade fixtures (so long as same are not necessary for the operation of the Leased Premises as opposed to the business from time to time conducted at the Leased Premises) about the Leased Premises, and whether or however attached to the Improvements, at any time that are necessary or incidental to the business from time to time conducted at the Leased Premises, including, without limitation, exercise equipment, kitchen equipment and furnishings, work stations, portable or movable partitions, receptionist desks, millwork, credenzas, computer installations (including computers, computer hardware, raised flooring, freestanding supplemental air conditioning or cooling systems therefor), communications systems and equipment, financial services equipment (such as ATM’s), safes, safe doors, bulletin boards, book shelves and file cabinets, but excluding central HVAC and other building systems (other than telecommunications equipment, which shall be deemed the personal property of Tenant), walls (other than demountable walls or partitions), doors, trim, floor and wall coverings, ceiling lights and tile, window shades and the like;
                    (ii) All furniture, inventory, machinery (so long as same is not necessary for the operation of the Leased Premises as opposed to the business from time to time conducted at the Leased Premises), racking, shelving, and other personal property;
                    (iii) Any personal property, equipment or trade fixtures (so long as same are not necessary for the operation of the Leased Premises as opposed to the business from time to time conducted at the Leased Premises) which is either not owned by Landlord or Tenant or is on consignment to Tenant, including any personal property owned by Tenant’s, subtenant’s, employees or invitees;
                    (iv) All signs and other forms of business identification; and
                    (v) Any other items of personal property whatsoever.
               (b) (b) Tenant and each permitted subtenant at either Related Premises shall have the right in its sole and absolute discretion from time to time to install, alter, remove and/or replace their respective Tenant’s Property as it shall deem to be useful or desirable in connection with its business in the Leased Premises. Tenant further shall have the right to enter into such agreements and assignments with respect to the Tenant’s Property as Tenant or any permitted subtenant at either Related Premises in their sole discretion shall deem advisable, including financing and similar arrangements.
               (c) Landlord agrees that, upon the request of any Person that shall be Tenant’s senior secured lender or an equipment lender or equipment lessor of Tenant, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any inventory, equipment or other collateral in which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Leased Premises, in connection with the removal of any of the Collateral by such Person, (ii) expressly excludes any claim by such Person to any right, title or interest in or to any of the Equipment as defined in this Lease, (iii) provides for a reasonable, but in no event more than sixty (60) days, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iv) provides for the per diem payment of Basic Rent due hereunder by such Person for each day following the date of the expiration or termination of this Lease that Landlord permits such Person’s Collateral to remain in the Leased Premises.
          30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partners or shareholders of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Asset Management Corp., W. P. Carey & Co., LLC, Carey Management Securities, Inc. and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.
          31. Financing.
               (a) Tenant agrees to pay, not later than three (3) business days following written request from Landlord (or upon the date of this Lease with respect to costs and expenses incurred as of such date): (i) all costs and expenses incurred by Landlord in connection with the initial purchase and leasing of the Leased Premises, including, without limitation, transfer taxes and recording fees and charges, the cost of appraisals, environmental reports, property condition report and zoning reports; UCC and related searches; owner’s title insurance charges and premiums (including endorsements), the cost of surveys; the costs of any updates to any of the foregoing or any reliance letters required in connection therewith; and the fees and expenses of Landlord’s counsel, and (ii) all costs and expenses incurred by Landlord in connection with the financing of the initial Loan, including without limitation, any “points”, application charges, commitment fees, costs of updates or additions to searches or any of the reports identified under clause (i) hereof or any reliance letters required in connection therewith, Lender’s title charges and premiums (including endorsements), and the fees and expenses of Lender’s counsel.

               (b) Tenant agrees to pay, within three (3) business days of written demand thereof, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is not caused solely by the gross negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.
               (c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement which complies with Paragraph 32 hereof, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.
          32. Subordination, Non-Disturbance and Attornment.
               (a) This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition and non-disturbance of this Lease and all Tenant’s rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.
          33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal law purposes.
          34. Right of First Offer.
               (a) If Landlord decides to offer the Leased Premises for sale to any third party, Landlord shall first offer by written notice (the “Offer”) to sell the Leased Premises to Tenant for a specific purchase price (the “ROFO Purchase Price”) and, upon such terms and conditions as Landlord, in Landlord’s sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord’s offering to sell the Leased Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 34 and (ii) the sale to Tenant shall be “AS IS”, “WHERE IS”, without representation or warranty by Landlord. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord’s sole discretion, to revoke the Offer if an Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer.
               (b) Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the “ROFO Notice”) within thirty (30) days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Tenant. If Tenant shall accept the Offer, Tenant shall execute any documentation reasonably required by Landlord to reflect Tenant’s acceptance of the Offer. Notwithstanding anything to the contrary contained in this Lease, upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease, and any other right or option of Tenant under the Lease to acquire the Leased Premises, shall automatically be deemed to have been waived by Tenant for all purposes under this Lease.
               (c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, then, except as provided below, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such Offer, and Landlord shall for a period of one (1) year after Tenant’s rejection of the Offer or the expiration of the thirty (30) day period specified in Paragraph 34(b) above be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that if the price (“Third Party Price”) for which Landlord enters into a letter of intent or a binding contract (“Third Party Contract”) to sell the Leased Premises is less than ninety percent (90%) of the ROFO Purchase Price, Tenant shall have fifteen (15) days in which to accept the Third Party Price and if it is between ninety percent (90%) and ninety-five percent (95%), Tenant shall have three (3) days in which to accept the Third Party Price. Tenant shall, within five (5) days after Landlord’s request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective. If at the expiration of such one (1) year period Landlord shall not have sold the Leased Premises, Tenant shall again have the rights under this Paragraph 34.
               (d) If Tenant does not timely deliver the ROFO Notice and the Leased Premises are transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
               (e) Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 34 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord’s interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Leased Premises to a Lender, beneficiary under deed of trust or other hold of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any affiliate of Corporate Property Associates 17 — Global Incorporated (“CPA:17”) or Corporate Property Associates 16 — Global Incorporated (“CPA:16”) or to any entity for whom W.P. Carey & Co. LLC or any of its Affiliates or subsidiaries provides management or advisory services or investment advice, (vi) a transfer to any Person or entity to whom CPA:17 or CPA:16 sells all or substantially all of its assets, (vii) any transfer of the interest of CPA:17 or CPA:16 in Landlord to any Affiliate of CPA:17 or CPA:16, or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (vii).
               (f) If the Leased Premises is purchased by Tenant pursuant to this Paragraph 34, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any mortgage or assignment of leases and rents and any other liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.
               (g) Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 34 which shall be a date mutually acceptable to Landlord and Tenant which shall be no later than either sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable, (the “Purchase Date”), Tenant shall pay to Landlord, or to any Person or entity to whom Landlord directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer, in Federal Funds, and Landlord shall deliver to Tenant or its designee (i) special warranty deeds or their equivalent which describe the Leased Premises being conveyed and conveys the title thereto as provided in Paragraph 34(f) above and (ii) such other instruments as shall be necessary to transfer the Leased Premises to Tenant or its designee. Upon the completion of such purchase by Tenant or its designee, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Monetary Obligations of Tenant and any other obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease and which survive such expiration or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.
               (h) If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 34 shall be delayed after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.
          35. State Specific Provisions.
               Notwithstanding anything to the contrary contained in this Lease, the following provisions shall be applicable to the extent the Laws of the jurisdiction in which a corresponding Related Premises is located are determined to be applicable to this Lease, and Tenant hereby expressly acknowledges and agrees to the application of same; provided that, (i) nothing herein is intended or shall be deemed to supersede or diminish the provisions of Paragraph 37(l) hereof with the respect to the parties choice of law governing this Lease, and (ii) nothing herein is intended to or shall be construed as superseding or diminishing any express waiver by Tenant contained in this Lease, each of which shall be enforced to the fullest extent permitted by the Laws of the applicable jurisdiction:
               (a) Arizona Provisions: None
               (b) Maryland Provisions: None
          36. Post-Closing Obligations.
               Tenant shall use commercially reasonable efforts to obtain and deliver to Landlord, within ninety (90) days of the date of this Lease, fully executed originals (or copies, if indicated) of the following:
                    (i) Estoppel Certificate by The Columbia Association, Inc., a Maryland Non-Profit Membership Corporation, regarding Deed, Agreement and Declaration of Covenants, Easements, Charges And Liens recorded in Liber 463, Folio 158, Howard County, Maryland; as amended by Agreement and Declaration of Annexation dated 12/1/04, recorded 2/22/05 in Liber 8998, Folio 239.
                    (ii) Estoppel Certificate of Compliance by The Howard Research and Development Corporation, a Maryland Corporation, regarding Columbia Gateway, Declaration of Covenants, Conditions and Restrictions recorded in Liber 1503, Folio 235, as amended by Declaration of Annexation by The Howard Research and Development Corporation dated 12/9/04, recorded 2/22/05 in Liber 8998, Folio 243.
                    (iv) Copies of the registrations for the 6 onsite dry wells located at the Leased Premises.
               (a) Pursuant to that certain property condition assessment of the Leased Premises (“PCR”) performed by IVI DUE DILIGENCE SERVICES, INC., dated August 27, 2008, Tenant shall complete, repair or obtain, or cause to be completed, repaired or obtained within ninety (90) days of the date of this Lease, the following items (the “Post Closing Obligations”):
                    (i) The damaged rubber seal for one window at the second story on the rear façade and any work incidental thereto. (Estimated Cost: $400.00)
                    (ii) Malfunctioning fire alarm detection device and any related items to be repaired in order to ensure proper operation of the fire alarm system at the Columbia Premises. (Estimated Cost: $1,300.00)
                    (iii) Exterior painting at the Columbia Premises, as identified in the PCR. (Estimated Cost: $7,540.00)
                    (iv) Exterior painting at the Scottsdale Premises, as identified in the PCR. (Estimated Cost: $7,540.00)
               (b) If Tenant shall fail to timely complete each of the Post Closing Obligations, Landlord shall have the option as its sole and exclusive remedy (but not the obligation) to satisfy the Post Closing Obligations, at Tenant’s sole cost and expense, as

Additional Rent hereunder, payable on demand within five (5) days after Tenant’s receipt of such demand.
               (c) Tenant shall provide all communications regarding the Post Closing Obligations including Tenant’s proof of satisfactory completion of these obligations to Landlord with, in the case of item (a)(iv) above, a copy addressed to:
Louis A. Naugle, Esq.
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Telephone: 412-288-8586
Fax: 412-288-3063
E-mail: lnaugle@reedsmith.com
               (d) Tenant agrees to reasonably consult with Landlord in connection with the its Post-Closing Obligation set forth above, including providing drafts of reports or agency submittals, if any, incorporating Landlord’s comments to the extent practicable, providing copies of any material agency correspondence; and providing advance notice of any meetings with agency representatives. Landlord agrees to timely review any drafts provided and, if Landlord fails to provide comments within the comment period specified by Tenant, Tenant may proceed to act without further delay.
          37. Miscellaneous.
               (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
               (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”; and (ix) “any of the Adjoining Property” shall mean “the Adjoining Property or any part thereof or interest therein”.
               (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise provided herein and except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent in accordance with the standards set forth in Paragraph 21. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.
               (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.
               (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
               (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
               (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.
               (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.
               (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
               (j) All exhibits attached hereto are incorporated herein as if fully set forth.
               (k) Tenant is not, nor will Tenant become (i) a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) a Person who violates the U.S. Foreign Corrupt Practices Act 15 U.S.C. §§78dd-1, 78dd-2

and 78dd-3 and Tenant not will engage in any dealings or transactions or be otherwise associated with such persons or entities.
               (l) Each of Landlord and Tenant hereby agree that the State of Maryland has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts made and performed therein and all applicable law of the United States of America. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of Howard, State of Maryland, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Tenant is located or where service of process can be effectuated.
               (m) This Lease may be executed in a number of counterparts and by different parties hereto in separate counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD: LT FIT (AZ-MD) LLC, a Delaware limited liability company
By:	CPA:17 LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole
managing member

By:	CORPORATE PROPERTY
ASSOCIATES 17 — GLOBAL
INCORPORATED, a Maryland corporation, its general partner

By:
Gino M. Sabatini,
Executive Director

TENANT: LTF REAL ESTATE COMPANY, INC., a Minnesota corporation
By:	/s/ Eric J. Buss
Eric J. Buss, Secretary

SIGNATURE PAGE TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD: LT FIT (AZ-MD) LLC, a Delaware limited liability company
By:	CPA:17 LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole
managing member

By:	CORPORATE PROPERTY
ASSOCIATES 17 — GLOBAL
INCORPORATED, a Maryland corporation, its general partner

By:	/s/ Gino M. Sabatini
Gino M. Sabatini,
Executive Director

TENANT: LTF REAL ESTATE COMPANY, INC., a Minnesota corporation
By:
Eric J. Buss, Secretary

SIGNATURE PAGE TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE

EXHIBIT A
PREMISES
     COLUMBIA, MARYLAND
     Real property in the City of Columbia, County of Howard, State of Maryland, described as follows:
     Being all that piece of land situate, lying and being in the Sixth (6th) Election District of Howard County, Maryland, being all of the Parcel ‘U-7’ as shown on Plats of Subdivision entitled “COLUMBIA GATEWAY, PARCELS ‘U-7’ & ‘U-8’ AND LOT 15, A RESUBDIVISION OF COLUMBIA GATEWAY PARCEL ‘U-3’, P.N. 14900, PARCELS ‘U-5’ & ‘U-6’, P.N. 15269, AND A REVISION TO COLUMBIA GATEWAY, LOT 15, P.N. 14341 & 14342, SHEETS 1 THROUGH 4 OF 4” and recorded December 8, 2004, among the Land Records of Howard County, Maryland as Plat Nos. 17098, 17099, 17100 and 17101.
     SCOTTSDALE, ARIZONA
     PARCEL 1:
     A PORTION OF LOT C AS SHOWN ON THE FINAL PLAT FOR CHAUNCEY RANCH, RECORDED IN BOOK 619 OF MAPS, PAGE 50, MARICOPA COUNTY RECORDS (M.C.R.), LYING WITHIN SECTION 34, TOWNSHIP 4 NORTH, RANGE 4 EAST, OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
     COMMENCING AT THE NORTH QUARTER CORNER OF SAID SECTION 34, A G.L.O. BRASS CAP, FROM WHICH THE CENTER OF SAID SECTION, A 1/2-INCH REBAR WITH CAP RLS 15573, BEARS SOUTH 00º00’02” EAST (BASIS OF BEARING), A DISTANCE OF 2642.04 FEET;
     THENCE ALONG THE NORTH-SOUTH MID-SECTION LINE OF SAID SECTION 34 AND ALONG THE NORTHERLY PROLONGATION OF THE WESTERLY LINE OF SAID LOT C, SOUTH 00º00’02” EAST, A DISTANCE OF 660.47 FEET, TO THE POINT OF BEGINNING;
     THENCE LEAVING SAID NORTH-SOUTH MID-SECTION LINE AND SAID WESTERLY LINE NORTH 89º59’58” EAST, A DISTANCE OF 639.69 FEET; THENCE SOUTH 00º00’02” EAST, A DISTANCE OF 621.09 FEET, TO THE SOUTHERLY LINE OF SAID LOT C AND THE NORTHERLY RIGHT-OF-WAY LINE OF CHAUNCEY LANE AS SHOWN ON THE MAP OF DEDICATION (M.O.D.) FOR CHAUNCEY RANCH INFRASTRUCTURE, RECORDED IN BOOK 587, PAGE 37, M.C.R.;
     THENCE ALONG SAID SOUTHERLY LINE AND SAID NORTHERLY LINE, NORTH 89º57’07” WEST, A DISTANCE OF 596.91 FEET;
EXHIBIT A TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE — 1

     THENCE NORTH 44º58’34” WEST, A DISTANCE OF 60.52 FEET, TO SAID NORTH-SOUTH MID-SECTION LINE AND SAID WESTERLY LINE;
     THENCE LEAVING SAID SOUTHERLY LINE AND SAID NORTHERLY LINE, ALONG SAID NORTH-SOUTH MID-SECTION LINE AND SAID WESTERLY LINE, NORTH 00º00’02” WEST, A DISTANCE OF 577.77 FEET, TO THE POINT OF BEGINNING; EXCEPT 1/16TH OF ALL OIL, GAS, OTHER HYDROCARBON SUBSTANCES, HELIUM OR OTHER SUBSTANCES OF A GASEOUS NATURE, COAL, METALS, MINERALS, FOSSILS, FERTILIZER OF EVERY NAME AND DESCRIPTION, TOGETHER WITH ALL URANIUM, THORIUM, OR ANY OTHER MATERIAL WHICH IS OR MAY BE DETERMINED BY THE LAWS OF THE UNITED STATES, OR OF THE STATE OF ARIZONA, OR DECISIONS OF COURT, TO BE PECULIARLY ESSENTIAL TO THE PRODUCTION OF FISSIONABLE MATERIALS, WHETHER OR NOT OF COMMERCIAL VALUE, AS RESERVED TO THE STATE OF ARIZONA IN THE PATENT TO SAID LAND RECORDED IN DOCKET 16343, PAGE 1147, RECORDS OF MARICOPA COUNTY, ARIZONA.

2

EXHIBIT B
MACHINERY AND EQUIPMENT
All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding Tenant’s Property.
EXHIBIT B TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE

EXHIBIT C
PERMITTED ENCUMBRANCES
SCOTTSDALE, ARIZONA
1.	Real estate taxes not yet due and payable for the 2nd half 2008 and thereafter, a lien not yet due and payable.

2.	Right of entry to the State of Arizona and its lessees in connection with the mineral estate and the production of oil and gas and set forth in Arizona Revised Statutes and in the Patent to said land recorded in Docket 16343, Page 1147.

3.	Dedications, easements and other matters shown on the plat of Chauncey Ranch, as recorded in Plat Book 619 of Maps, Page(s) 50 as it relates to the subject land, excepting therefrom the easement for electric lines and incidental purposes in the document recorded June 18, 1982 as Docket 16126, Page 940, which has been released by Release of Easement recorded in 2004-0606647 of Official Records, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c).

4.	Declaration of Covenants, Conditions and Restrictions recorded December 21, 2004 as 2004-1497044 of Official Records and First Amendment recorded as 2005-1441352 of Official Records, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c).

5.	The terms and provisions contained in the document entitled “Multi-Use Easement Agreement” recorded December 06, 2000 as 2000-0933323 of Official Records and thereafter Amended and Restated Multi-Use Easement Agreement recorded December 21, 2004 as 2004-1497042 of Official Records.

6.	Memorandum of Pre-Annexation and Development Agreement” recorded March 05, 2001 as 2001-0169234 of Official Records.

7.	The terms and provisions contained in the document entitled “Reciprocal Easement Agreement” recorded December 21, 2004 as 2004-1497046 of Official Records and Amended and Restated Agreement recorded March 11, 2005 as 2005-0298617 of Official Records.

8.	The terms and provisions contained in the document entitled “Declaration of Parking and Access Easement” recorded December 20, 2004 as 2004-1495815 of Official Records and re-recorded December 21, 2004 as 2004-1498677 of Official Records.

9.	All matters as set forth in Map of Dedication for “Chauncey Ranch Infrastructure”, recorded as Book 587 of Maps, Page 37 as it relates to the subject land.
EXHIBIT C TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE

10.	All matters as set forth in Record of Survey for Chauncey Ranch — Parcel C, recorded March 09, 2005 as Book 733 of Maps, Page 32 as it relates to the subject land.

11.	All matters set forth in Declaration of Roadway and Utility Easement, recorded December 28, 2005 as 2005-1949714 of Official Records.

12.	An easement for fire hydrant and incidental purposes in the document recorded as 2001-1111627 of Official Records.

13.	An easement for fire hydrant and incidental purposes in the document recorded as 2001-1111628 of Official Records.

14.	An easement for fire hydrant and incidental purposes in the document recorded as 2001-1111629 of Official Records.

15.	An easement for utility and incidental purposes in the document recorded as 2006-1216741 of Official Records.

16.	A document entitled Ordinance S-32712 accepting permanent easements for sidewalk purposes for dedication, recorded March 6, 2006 as 2006-301993 of Official Records.

17.	Water rights, claims or title to water, whether or not shown by the public records.
COLUMBIA MARYLAND
1.	State, County and Municipal Taxes and other charges (including, but not limited to, assessments by any State, County, Municipality, Metropolitan District or Commission) subsequent to June 30, 2009, and possible future tax levies and/or front foot benefit assessments, which are a lien not yet due and payable.

2.	Subject to the following matters as shown on plat entitled “Columbia Gateway, Parcels “U-5” & “U-6”, a Resubdivision of Columbia Gateway, Parcel ‘U-4’ as shown on Plat No. 14900,” as recorded among the Land Records of Howard County, Maryland in Plat MDR No. 15269:
a.	Ex sewer & Utility Easement

b.	5’ x 40’ Revertible Turnaround Easement

c.	Minimum BLD Restriction Line as set forth in owners dedication, the establishment of which refers to the purposes of meeting zoning requirements, not for creating a restriction of title or covenant, as set forth in General Note 6 of said Plat.

2

3.	Subject to the terms and provisions contained in Agreement recorded among the Land Records of Howard County, Maryland in Liber 468, folio 239 unto the Baltimore Gas and Electric Company, granting easement for utility lines and equipment.

4.	Subject to the following matters as shown on plat entitled “Columbia Gateway, Parcels ‘U-3’ & ‘U-4’ A Resubdivision of Columbia Gateway, Parcels ‘U-1’ and ‘U-2’ as shown on plat no. 14341,” which plat is recorded among the Land records of Howard County, Maryland as Plat No. 14900:
a.	20’ sewer & utility easement;

b.	ex. 20’ sewer & utility easement;
5.	Terms and conditions of an easement for storm drainage purposes as contained in Declaration of Storm Drain Easement dated October 4, 2004, recorded October 18, 2004, in Liber 8704, Page 430.

6.	Terms and conditions of Declaration of Landscaping Easement dated October 4, 2004, recorded October 18, 2004, in Liber 8704, Page 436, as amended by Amended and Restated Declaration of Landscaping Easement dated December 8, 2004, recorded February 22, 2005, in Liber 08998, Folio 246.

7.	Subject to the following matters as shown on Plat entitled “Columbia, Gateway Parcels ‘U-7’ & ‘U-8’ and Lot 15, A Resubdivision of Columbia Gateway, Parcel ‘U-3’, P.N. 14900, Parcels ‘U-5 & ‘U-6’, P.N. 15269, and a revision to Columbia Gateway Lot 15, P.N. 14341 & 14342, Sheet 1, 2, 3 and 4 of 4” which plat is recorded December 8, 2004, among the Land Records of Howard County, Maryland as Plat Nos. 17098, 17099, 17100 and 17101:
a.	Ex. 20’ sewer and utility easement, p.n. 11895

b.	Ex. 20’ sewer & utility easement, p.n. 14900

c.	Ex. 10’ Bell Atlantic-Maryland Easement (Liber 3708, Folio 594)

d.	Ex. private storm drain easement (Liber 8794, folio 430)
8.	Terms and conditions of Deed, Agreement and Declaration of Covenants, Easements, Charges and Liens recorded in Liber 463, Folio 158, as amended by Agreement and Declaration of Annexation by and between The Columbia Association, Inc., a Maryland non-profit membership corporation, and GEAPE Land Holdings II, Inc., a Maryland corporation, dated December 1, 2004, recorded February 22, 2005, in Liber 08998, Folio 239.

9.	Terms and conditions of Columbia Gateway Declaration of Covenants, Conditions and Restrictions recorded in Liber 1503, Folio 235, as amended by Declaration of Annexation by and between The Howard Research and Development Corporation, a Maryland

3

corporation, and GEAPE Land Holdings II, Inc., a Maryland corporation, dated December 9, 2004, recorded February 22, 2005, in Liber 08998, Folio 243.
10.	Right of Way Easement dated January 12, 2006 and recorded among the aforesaid land records in Liber 9928, folio 252 by and between LTF Real Estate Company, Inc. and Verizon Maryland, Inc.

4

EXHIBIT D
BASIC RENT PAYMENTS
A. INITIAL TERM AND ALL RENEWAL TERMS.— FOR BOTH PROPERTIES

Rent year	Annual Rent	Quarterly rent
1	$5,658,029.36	$1,414,507,.34
2	$5,771,189.95	$1,442,797.49
3	$5,886,613.75	$1,471,653,44
4	$6,004,346.02	$1,501,086.51
5	$6,124,432.94	$1,531,108.24
6	$6,246,921.60	$1,561,730.40
7	$6,371,860.03	$1,592,965.01
8	$6,499,297.23	$1,624,824.31
9	$6,629,283.18	$1,657,320.79
10	$6,761,868.84	$1,690,467.21
11	$6,897,106.22	$1,724,276.55
12	$7,035,048.34	$1,758,762.09
13	$7,175,749.31	$1,793,937.33
14	$7,319,264.30	$1,829,816.07
15	$7,465,649.58	$1,866,412.40
16	$7,614,962.57	$1,903,740.64
17	$7,767,261.83	$1,941,815.46
18	$7,922,607.06	$1,980,651.77
19	$8,081,059.20	$2,020,264.80
20	$8,242,680.39	$2,060,670.10
21	$8,407,533.99	$2,101,883.50
22	$8,575,684.67	$2,143,921.17
23	$8,747,198.36	$2,186,799.59
24	$8,922,142.33	$2,230.535.58
25	$9,100,585.18	$2,275,146.29
26	$9,282,596.88	$2,320,649.22
27	$9,468,248.82	$2,367,062.20
28	$9,657,613.79	$2,414,403.45
29	$9,850,766.07	$2,462,691.52
30	$10,047,781.39	$2,511,945.35
31	$10,248,737.02	$2,562,184.25
32	$10,453,711.76	$2,613,427.94
33	$10,662,786.00	$2,665,696.50
34	$10,876,041.72	$2,719,010.43
35	$11,093,562.55	$2,773,390.64
36	$11,315,433.80	$2,828,858.45
37	$11,541,742.48	$2,885,435.62
38	$11,772,577.33	$2,943,144.33
39	$12,008,028.87	$3,002,007.22
40	$12,248,189.45	$3,062,047.36
EXHIBIT D TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE

     Pro rata Basic Rent for the period from the date hereof through the last day of October, 2008 shall be paid on the date hereof.
B. DEFINITIONS.
     “Rent Year” shall mean with respect to the first Rent Year the period from November 1, 2008 through October 31, 2009 and with respect to each successive Rent Year the period from November 1, through October 31.
EXHIBIT D TO LEASE AGREEMENT LIFE TIME FITNESS, INC. 2008 LEASE-2

EXHIBIT E
TERMINATION AMOUNT SCHEDULE

Lease Year	Scottsdale Premises	Columbia Premises

1 — 5	$34,414,662.71	$30,217,752.63
6 — 10	$35,426,858.68	$31,106,510.06
11 — 15	$33,739,865.41	$29,625,247.68
16 — 20	$32,052,872.14	$28,143,985.29
1st Renewal Period	$30,365,878.87	$26,662,722.91
2nd Renewal Period	$30,365,878.87	$26,662,722.91
3rd Renewal Period	$30,365,878.87	$26,662,722.91
EXHIBIT E TO LEASE AGREEMENT FOR LIFE TIME FITNESS, INC. 2008 LEASE

EXHIBIT F
PREMISES PERCENTAGE ALLOCATION OF BASIC RENT

Scottsdale Premises	53.25%
Columbia Premises	46.75%

100%
If any Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remains subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.
EXHIBIT F to Well-Prop and Starmark Camhood Amended and Restated Lease Agreement -1